UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
March 18, 2009
CapitalSouth Bancorp

(Registrant)

Delaware	000-51660	63-1026645

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

2340 Woodcrest Place
Birmingham, Alabama	35209
(Address of principal executive offices)	(Zip Code)
(205) 870-1939
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On March 18, 2009, David W. Wood, II, a director of CapitalSouth Bancorp (the “Company”), and the Company entered into an amended and restated promissory note made by the Company and payable to the order of Mr. Wood in the original principal amount of $1.75 million (the “Amended Note”). The Amended Note amends and restates that certain promissory note in the original principal amount of $5 million made by the Company payable to the order of Alabama Banker’s Bank, N.A. (the “Original Lender”) dated December 18, 2007, as amended through the date hereof (the “Original Note”), which Original Note was acquired by Mr. Wood after it had been assigned to a third party. The outstanding balance of the Original Note at the time it was acquired by Mr. Wood was $1.75 million. Under the terms of the Amended Note, the Company will pay Mr. Wood quarterly interest payments on the outstanding balance of the Amended Note at a rate of the 3-month LIBOR index plus 2.0%. The Amended Note will mature on April 1, 2010, at which time all outstanding principal plus all accrued unpaid interest on the Amended Note will be due.
That certain Business Loan Agreement between the Company and the Original Lender dated December 12, 2007, as amended through the date hereof, and that certain Commercial Pledge Agreement between the Company and the Original Lender dated December 12, 2007, as amended through the date hereof, were each amended, effective March 18, 2009, to reflect the acquisition of the Original Note by Mr. Wood. The Amended Note is secured by a pledge to Mr. Wood from the Company of 226,450 shares common stock of CapitalSouth Bank.
Prior to the acquisition of the Original Note by Mr. Wood, the board of directors of the Company approved such action under the Company’s code of ethics.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITALSOUTH BANCORP

March 24, 2009	By	/s/ Carol W. Marsh
Carol W. Marsh Senior Vice President, Secretary and Chief Financial Officer